Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-184298) of Enbridge Energy Management, L.L.C. of our report dated February 17, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K and of Enbridge Energy Partners, L.P. of our report dated February 17, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 17, 2015